SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2004

INTRAC, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-31114	88-0741759
State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Varick Street, 13TH Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 396-1691

Item 5. Other Events and Regulation FD Disclosure.

On or about May 25, 2004, Intrac, Inc., a Nevada corporation (“Intrac”) entered into an Agreement and Plan of Merger, dated as of May 25, 2004 (the “Merger Agreement”), by and among Intrac, Sunset Brands, Inc., a Nevada corporation (“Sunset”), and Intrac Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Intrac (“Merger Sub”), pursuant to which Merger Sub will merge with and into Sunset with Sunset surviving as a wholly-owned subsidiary of Intrac (the “Merger”). Sunset is a privately-held company that intends to acquire and consolidate selected businesses in the low-carbohydrate food market.

As more specifically set forth in the Merger Agreement, each issued and outstanding share of Sunset common stock, par value $.0001 per share, (the “Sunset Common Stock”) will be converted into shares of common stock of Intrac. In addition, each outstanding option or warrant to acquire shares of Sunset Common Stock shall become an option to acquire the number of shares of Intrtac common stock calculated based on the same conversion ratio applicable to the Sunset Common Stock.

The Merger is subject to numerous conditions to closing, including a requirement that (i) Sunset complete the sale of at least $5.5 million in Units consisting of common stock and warrants to purchase common stock, (ii) holders of Intrac’s outstanding 8% Convertible Debentures convert their Debentures into an aggregate of 1,500,000 shares of Common Stock, and (iii) holders of Intrac’s Series A Preferred Stock convert their shares of Preferred Stock into the following Intrac securities: (A) one year convertible promissory notes in the aggregate principal amount of $350,000, (B) an aggregate of 500,000 Series A Warrants to purchase common stock at an exercise price of $1.75 per share, and (C) an aggregate of 500,000 Series B Warrants to Purchase common stock at an exercise price of $2.30 per share.

Simultaneously or promptly following the Merger, it is expected that Intrac or Sunset will acquire, by means of a merger, Low Carb Creations, Inc., a Washington corporation engaged in the development, marketing and sale of low-carbohydrate food products. Sunset has entered into a letter of intent to acquire Low Carb Creations, Inc.

Subject to certain anti-dilution adjustments, it is expected that, upon consummation of the Merger and the acquisition of Low Carb Creations, Inc., the former shareholders of Sunset and Low Carb Creations, Inc. will collectively own approximately 92.5% of the issued and outstanding common stock of Intrac.

The Merger is expected to be treated as a tax-free reorganization for federal income tax purposes. A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

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Item 7. Financial Statements and Exhibits.

(c) Exhibits.

2.1 Form of Agreement and Plan of Merger, dated on or about May 25, 2004, by and among the Company, Sunset Brands, Inc. and Intrac Merger Sub, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRAC, INC.

Date: May 27, 2004	By:	/s/ Royce Diener
Royce Diener, CEO and President

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Form of Agreement and Plan of Merger, dated on or about May 25, 2004, by and among the Company, Sunset Brands, Inc. and Intrac Merger Sub, Inc.

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